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EXHIBIT 23.2


The Board of Directors
Merge Technologies Incorporated:

We consent to incorporation by reference in this registration statement on Form S-8 of Merge Technologies Incorporated and subsidiary (Company) of our report dated February 25, 2000, relating to the consolidated balance sheets of the Company as of December 31, 1998, and 1999, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-KSB of the Company.


/s/ KPMG LLP
Chicago, IL

April 14, 2000